Exhibit 10 (cc)
SECOND AMENDMENT TO THE
INTEGRATED METAL TECHNOLOGY, INC. 401(K) PLAN
FOR BARGAINING UNIT EMPLOYEES
(January 1, 2001 Restatement)
     This Second Amendment to the January 1, 2001 Restatement of the Integrated Metal Technology, Inc. 401(k) Plan for Bargaining Unit Employees (the “Plan”) is adopted by Integrated Metal Technology, Inc. (the “Employer”) with reference to the following:
     A. The Employer adopted the Plan in 1991 to provide a retirement savings program for employees who are in the collective bargaining unit represented by Local 6-0410 of the Paper, Allied Industrial, Chemical and Energy Workers International Union, AFL-CIO, Canadian Labour Congress. The Plan was amended and restated in its entirety effective as of January 1, 2001 and further amended on one occasion thereafter; and
     B. The Employer wishes to amend the Plan further to reduce the limit on cashing out of small benefits.
     NOW, THEREFORE, the Plan is amended as follows:
     1. Section 8.5 is amended in its entirety to read as follows:
     8.5 Cash Out of Small Benefits.
     Notwithstanding any other provision of the Plan, if a Participant or Beneficiary is eligible to request a distribution under Section 8.1 and the amount in the Participant’s Accounts does not exceed $1,000, the Plan Administrator shall distribute the amount to the Participant or Beneficiary in a single lump sum payment. The distribution shall be made as soon as administratively feasible after the Participant’s termination of employment or death.
     2. This Amendment will be effective as of March 28, 2005.
     IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed this 1st day of May, 2006.

INTEGRATED METAL TECHNOLOGY, INC. By Brian C. Walker Its President